                           SCHEDULE 14A INFORMATION

                   Proxy Statement Pursuant to Section 14(a)
                    of the Securities Exchange Act of 1934

Filed by the Registrant [ X ]
Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[   ] Preliminary Proxy Statement
[   ] Confidential, for Use of the Commission Only (as permitted by
      Rule 14a-6(e)(2))
[ X ] Definitive Proxy Statement
[   ] Definitive Additional Materials
[   ] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                      SUNQUEST INFORMATION SYSTEMS, INC.
               (Name of Registrant as Specified in its Charter)


                      SUNQUEST INFORMATION SYSTEMS, INC.
                  (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[ X ] No fee required.
[   ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1) Title of each class of securities to which transaction applies:

      2) Aggregate number of securities to which transaction applies:

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

      4) Proposed maximum aggregate value of transaction:

      5) Total fee paid:

[   ] Fee paid previously with preliminary materials.

[   ] Check box if any part of the fee is offset as provided by Exchange Act
      Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1) Amount Previously Paid:
      2) Form Schedule or Registration Statement No.:
      3) Filing Party:
      4) Date Filed:

                                [Sunquest Logo]

Dear Fellow Shareholder:

  I am pleased to invite you to attend the 2000 Annual Meeting of the Shareholders of Sunquest Information Systems, Inc. which will be held at the Viscount Suite Hotel, 4855 East Broadway Blvd., Tucson, Arizona, on Thursday, May 4, 2000, at 9:00 A.M., local time. The formal Notice of Annual Meeting, the Proxy Statement, a proxy card and a copy of the Company's Annual Report for 1999 accompany this letter. The Annual Meeting is open to all shareholders or their authorized representatives. We hope that you will be able to attend.

  At the meeting, we will report on the operations, progress and plans of the Company and give you an opportunity to ask questions. Your Board of Directors and the executive officers of the Company look forward to personally greeting those shareholders who are able to attend.

  It is important that your shares are represented at this meeting, whether or not you attend the meeting in person, and regardless of the number of shares you own. To be sure your shares are represented, we urge you to complete and mail the enclosed proxy card as soon as possible.

  I hope to see you on May 4th.


                                         /s/ Sidney A. Goldblatt

                                           Sidney A. Goldblatt
                                  Chairman and Chief Executive Officer

Tucson, Arizona
March 28, 2000

                      SUNQUEST INFORMATION SYSTEMS, INC.
                         4801 East Broadway Boulevard
                          Tucson, Arizona 85711-3609

                          NOTICE OF ANNUAL MEETING OF
                    SHAREHOLDERS TO BE HELD ON MAY 4, 2000

To: The Shareholders of Sunquest

  Notice is hereby given that the Annual Meeting of the shareholders of Sunquest Information Systems, Inc. will be held at the Viscount Suite Hotel, 4855 East Broadway Blvd., Tucson, Arizona, on Thursday, May 4, 2000, at 9:00 A.M., local time, for the following purposes:

  (a) To elect a board of seven directors to serve for a term of one year and until their respective successors are duly elected and qualified.

  (b) To ratify the selection of Ernst & Young LLP to audit the books and accounts of the Company for the year ending December 31, 2000.

  (c) To transact such other business as may properly come before the meeting and any and all adjournments and postponements thereof.

  The Board of Directors has fixed the close of business on March 17, 2000 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof.

  Whether or not you plan to attend the Annual Meeting, please complete, sign, date and return the enclosed proxy card promptly. You are cordially invited to attend the Annual Meeting in person. The return of the enclosed proxy card will not affect your right to revoke your proxy or to vote in person if you do attend the Annual Meeting.

                                                   By Order of the Board of
                                                          Directors,

                                                       Nina M. Dmetruk
                                                          Secretary

Tucson, Arizona
March 28, 2000

               YOUR VOTE IS IMPORTANT, NO MATTER HOW MANY SHARES
                         YOU OWNED ON THE RECORD DATE.

PLEASE INDICATE YOUR VOTING INSTRUCTIONS ON THE ENCLOSED PROXY CARD, DATE IT, SIGN IT AND RETURN IT IN THE ENVELOPE PROVIDED, WHICH IS ADDRESSED FOR YOUR CONVENIENCE AND NEEDS NO POSTAGE IF MAILED IN THE UNITED STATES. IN ORDER TO AVOID THE ADDITIONAL EXPENSE TO THE COMPANY OF FURTHER SOLICITATION, WE ASK YOUR COOPERATION IN MAILING YOUR PROXY PROMPTLY.

                                PROXY STATEMENT

                      SUNQUEST INFORMATION SYSTEMS, INC.
                         4801 East Broadway Boulevard
                          Tucson, Arizona 85711-3609

                                March 28, 2000

  This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of Sunquest Information Systems, Inc. (the "Company"), for use at the Company's 2000 Annual Meeting of Shareholders (together with any adjournments thereof, the "Annual Meeting") to be held on Thursday, May 4, 2000, at 9:00 A.M., local time, at the Viscount Suite Hotel, 4855 East Broadway Blvd., Tucson, Arizona, for the purposes set forth in the accompanying Notice of Annual Meeting, and at any adjournment thereof. This Proxy Statement and the enclosed form of proxy and Annual Report for 1999 are first being sent to shareholders on or about March 28, 2000.

  The Board has fixed the close of business on March 17, 2000 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting (the "Record Date"). As of the Record Date there were 15,547,873 shares of Common Stock outstanding. Each share of Common Stock of the Company is entitled to one vote per share on each matter properly brought before the Annual Meeting. There is no cumulative voting in the election of directors.

  Shares can be voted at the Annual Meeting only if the shareholder is present in person or represented by proxy. If the enclosed proxy is properly executed and returned prior to voting at the Annual Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. In the absence of instructions, shares represented by executed proxies will be voted as recommended by the Board. The accompanying proxy may be revoked by the shareholder at any time prior to its use by giving notice of such revocation in writing to the Secretary of the Company, c/o Sunquest Information Systems, Inc., 1407 Eisenhower Boulevard, Suite 200, Johnstown, Pennsylvania 15904, or by delivering a duly executed proxy bearing a later date, provided such notice or proxy is actually received by the Company prior to the taking of any vote at the Annual Meeting.

  Brokers, banks and other nominee holders will be requested to obtain voting instructions of beneficial owners of stock registered in their names, and shares represented by a duly executed proxy submitted by such a nominee holder on behalf of such a beneficial owner will be voted to the extent instructed by the nominee holder on the proxy card. Rules applicable to nominee holders may preclude them from voting shares held by them in nominee capacity on certain kinds of proposals unless they receive voting instructions from the beneficial owners of the shares (the failure to vote in such circumstances is referred to as a "broker non-vote").

  The Board knows of no matters which are to be brought before the Annual Meeting other than those set forth in the accompanying notice. If any other matters properly come before the Annual Meeting, the persons named in the enclosed proxy card, or their duly appointed substitutes, will be authorized to vote or otherwise act thereon in accordance with their judgment on such matters.

  A quorum for the transaction of business at the Annual Meeting will require the presence, in person or by proxy, of shareholders entitled to cast at least a majority of the total number of votes entitled to be cast on a particular matter to be acted upon at the meeting. Abstentions and broker non-votes are counted as shares present for determination of a quorum but are not counted as affirmative or negative votes and are not counted in determining the number of votes cast on any matter.

  Proxies in the form enclosed are solicited on behalf of the Board. The cost of preparing, assembling and mailing the Notice of Annual Meeting, Proxy Statement and form of proxy is to be borne by the Company. In addition to the solicitation of proxies by use of the mails, directors, officers or other employees of the Company may solicit proxies personally or by telephone or telegraph. Arrangements will also be made with custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of shares of record held by such custodians, nominees and fiduciaries, and the Company will, upon request, reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

                             ELECTION OF DIRECTORS

  A purpose of the meeting is to elect a board of seven directors to serve for a term of one year and until their respective successors are elected and qualified. In the election, the seven persons who receive the highest number of votes actually cast will be elected. The proxies named in the proxy card intend to vote for the election of the nominees listed below unless otherwise so instructed. If a holder does not wish his or her shares to be voted for a particular nominee, the holder must strike through the name of the nominee on his proxy card, in which event his shares will be voted for the other listed nominees. If any nominee becomes unable to serve, the proxies may vote for another person designated by the Board or the Board may reduce the number of directors. The Company has no reason to believe that any nominee will be unable to serve.

  Information concerning the persons nominated by the Board, all of whom, are currently directors of the Company, is set forth below.

                      Nominees for Election as Directors

 Name and Age                      Principal Occupation and Directorships
 ------------                      --------------------------------------
 Sidney A. Goldblatt Sidney A. Goldblatt, M.D., a co-founder of the Company, has been
  Age 65             Chief Executive Officer since December 1994 and a director of the
                     Company since its formation in 1979. Dr. Goldblatt also served as
                     President of the Company from September 1986 to February 2000 and
                     Chief Operating Officer of the Company from December 1992 to
                     August 1994. Dr. Goldblatt has served as President and sole shareholder of S. Goldblatt Pathology Associates, P.C. since
                     1971.
 Nina M. Dmetruk     Nina M. Dmetruk has served as Executive Vice President--Chief
  Age 47             Financial Officer of the Company since September 1991 and a director of the Company since December 1991. She has served as
                     Secretary of the Company since August 1996 and Treasurer of the
                     Company since April 1998. Effective May 26, 1996, Ms. Dmetruk entered into an employment agreement with the Company under which she agreed to serve as the Executive Vice President--Chief
                     Financial Officer of the Company on a full-time basis. See
                     "Executive Compensation and Related Information--Employment
                     Contracts and Termination of Employment." During her earlier service as Executive Vice President--Chief Financial Officer, Ms.
                     Dmetruk was not an employee of the Company and devoted
                     approximately 60% to 80% of her time to the Company's business.
                     Ms. Dmetruk is a CPA and a CFP and until May 1996 was the sole proprietor of an accounting firm for more than five years.

 Name and Age                      Principal Occupation and Directorships
 ------------                      --------------------------------------
 Stanley J. Lehman   Stanley J. Lehman has been a director of the Company since
  Age 46             October 1989 and served as Secretary of the Company from October
                     1989 to August 1996. He has been a shareholder in the law firm of
                     Klett Rooney Lieber & Schorling, a professional corporation that has served as general counsel to the Company, for more than five years.
 Richard W. Barker   Richard W. Barker, Ph.D., was elected to the Board of Directors
  Age 51             of the Company by the members of the Board in August 1996. Dr.
                     Barker has been President and Chief Executive Officer of
                     iKnowMed, an Internet-based healthcare infomediary since January
                     2000. He was Senior Vice President of Chiron Corporation, a
                     biotechnology company from June 1996 to December 1999, and was
                     President and Chief Executive of Chiron Diagnostics, the
                     diagnostic products division of Chiron Corporation, from June
                     1996 to September 1998. He was employed by IBM Corporation as
                     General Manager, Worldwide Healthcare Solutions from June 1995 to
                     June 1996 and as General Manager, North American Healthcare
                     Solutions from April 1994 to June 1995. Prior to that date, Dr.
                     Barker was with McKinsey & Company as Partner and Leader,
                     European Healthcare Practice. Dr. Barker also serves on the Board of EXACT Laboratories, Inc., an applied genomics company.
 Larry R. Ferguson   Larry R. Ferguson was elected to the Board of Directors of the
  Age 50             Company by the members of the Board in December 1997. Mr Ferguson has been President of the Ferguson Group, a management consulting company, since January 2000. He was President and Chief Executive
                     Officer of Avio Corporation, a health care information systems company, from December 1998 to December 1999. He was President of
                     The Ferguson Group from January 1996 to December 1998. He was employed by First Data Health Systems Corporation, a provider of information systems and related services to health care
                     providers, from May 1980 to June 1995, serving as its President from August 1986 to June 1995.
 Curtis S. Goldblatt Curtis S. Goldblatt, M.D., was elected to the Board of Directors
  Age 34             of the Company by the shareholders in April 1998. Curtis S.
                     Goldblatt has been an Associate Pathologist of S. Goldblatt
                     Pathology Associates, P.C. and Medical Advisor/ Medical Director
                     of the Histologic Technician-Certificate Program at Conemaugh
                     Health System since July 1997. He was employed as Chief Resident of S. Goldblatt Pathology Associates, P.C. from July 1996 to June
                     1997. Prior to July 1996, Curtis S. Goldblatt was a Pathology
                     Resident at the University of Pittsburgh Medical Center from July
                     1993 to June 1996. Curtis S. Goldblatt is the son of Dr. Sidney
                     A. Goldblatt.

 Name and Age                      Principal Occupation and Directorships
 ------------                      --------------------------------------
 Charles A. Schliebs Charles A. Schliebs was elected to the Board of Directors of the
  Age 49             Company by the members of the Board in March 2000. Charles A.
                     Schliebs has been Managing Director of iNetworks, LLC, a venture catalyst organization, since May 1999. He was a shareholder in the law firm of Klett Rooney Lieber & Schorling, a professional corporation that has served as general counsel to the Company, from September 1999 to February 2000. He was a partner in the law firm of Jones, Day, Reavis & Pogue from December 1988 to May
                     1999. Mr. Schliebs also serves on the Board of ITXS, Inc., an e-
                     commerce exchange for high-end computer equipment company, and
                     schwoo.com, inc., an Internet security company.

Required Vote

  There is no cumulative voting in the election of directors. The seven nominees for election as directors who receive the highest number of votes actually cast will be elected. Broker non-votes will be treated as shares that neither are capable of being voted nor have been voted and, accordingly, will have no effect on the outcome of the election of directors.

  The Board unanimously recommends a vote FOR each of the nominees listed above.

Board of Directors and Committees

  The Board held twelve meetings during the year 1999. The Board also took action by unanimous written consent on three (3) occasions during the year.

  The Board has a Compensation Committee and an Audit Committee. The Company has no nominating committee. The Compensation Committee, which is currently comprised of Dr. Richard W. Barker, Larry R. Ferguson and Charles A. Schliebs as voting members, and Stanley J. Lehman, as a non-voting advisory member, is responsible for determining the compensation of the executive officers of the Company and for administering the Company's Stock Incentive Plan of 1996, as amended, ("Incentive Plan") and Employee Stock Purchase Plan. The Compensation Committee is also responsible for such related matters as may be delegated to it by the Board. The Compensation Committee held ten meetings during the year 1999 and took action by unanimous written consent on two (2) additional occasions during the year.

  Nina M. Dmetruk, Stanley J. Lehman, Dr. Richard W. Barker and Larry R. Ferguson currently serve as the Audit Committee of the Board. The Audit Committee discusses with the Company's independent auditors and approves in advance the scope of the annual audit, reviews with the independent auditors the annual financial statements and the audit report, consults with the Company's internal compliance staff, reviews management's administration of the internal accounting controls and reviews the Company's procedures relating to business ethics and compliance with the securities laws and the rules of the Nasdaq

Stock Market. The Audit Committee also recommends to the Board the appointment of the independent auditors. During the year 1999, the Audit Committee held two meetings.

  No director attended fewer than 75% of the total number of meetings of the Board and the meetings of any committee of the Board on which he or she served during the year ended December 31, 1999, with the exception of Larry R. Ferguson who attended 70% of the Compensation Committee meetings.

Director Compensation

  Non-employee directors of the Company are reimbursed, upon request, for expenses incurred in attending meetings of the Board, but there are no standard arrangements for compensating them for their service as directors. Dr. Barker has been granted options to purchase 26,000 shares of Common Stock under the Company's Incentive Plan. Of these options, 15,000 shares were granted upon his nomination as director, 3,000 shares upon his election by the shareholders and 8,000 shares upon his reelection by the shareholders. Mr. Ferguson has been granted options to purchase 23,000 shares of Common Stock under the Company's Incentive Plan. Of these options, 15,000 shares were granted upon his nomination as director, 3,000 shares upon his election by the shareholders and 5,000 shares upon his reelection by the shareholders. Mr. Schliebs has been granted an option to purchase 15,000 shares of Common Stock under the Company's Incentive Plan. Mr. Lehman's law firm receives fees at his regular professional hourly rate for time devoted to Board meetings. Dr. Barker and Mr. Ferguson are also to be granted options for shares of Common Stock, as determined by the Board, on each occasion that they are reelected as directors. Mr. Schliebs is to be granted options for shares of Common Stock, as determined by the Board, on each occasion that he is reelected as director commencing with the election of directors in 2001. Directors who are employees of the Company are not paid any separate fees for serving as directors.

Certain Transactions and Business Relationships

  Ms. Dmetruk, a director and executive officer of the Company, Curtis S. Goldblatt, a director of the Company and Jodi Beth Gottlieb are directors and executive officers of Any Travel, Inc., a travel agency located in Tucson, Arizona ("Any Travel"). The outstanding shares of Any Travel are held one-third by Bradley L. Goldblatt, Dr. Goldblatt and Ms. Dmetruk as trustees for the benefit of Bradley L. Goldblatt (the "BLG Trust"); one-third by Bradley L. Goldblatt, Dr. Goldblatt and Ms. Dmetruk as trustees for the benefit of Curtis
S. Goldblatt (the "CSG Trust"); and one-third by Jodi Beth Gottlieb, Dr. Goldblatt and Ms. Dmetruk as trustees for the benefit of Jodi Beth Gottlieb (the "JBG Trust"). The BLG Trust, the CSG Trust and the JBG Trust are collectively referred to herein as the "Trusts." Dr. Goldblatt is the father of Bradley L. Goldblatt, Curtis S. Goldblatt and Jodi Beth Gottlieb.

  The Company's principal administrative, sales and marketing, customer service and product development facilities are located in two buildings in Tucson, Arizona which are owned by Any Travel (the "Broadway Property" and the "El Dorado Property"). The Company leases the Broadway Property from Any Travel under a lease which provides for a triple-net annual rent of $1,020,760, subject to adjustment based on the consumer price index. Such annual rental was determined in accordance with an independent appraisal of the fair rental value of the property. The lease expires in September 2001. During 1999, the Company paid Any Travel rent of $1,191,089.

  The Company leases the El Dorado Property from Any Travel under a ten-year, triple net lease. The existing tenant leases were assigned to the Company. During 1999, the Company paid Any Travel rent of $895,893 under the lease. The monthly rentals were determined in accordance with an independent appraisal of the fair rental value of the property and are subject to future adjustment in accordance with a formula based on the consumer price index.

  During 1999, the Company used Any Travel as its travel agent. Any Travel has advised the Company that in 1999 it received gross commissions of $301,432 from hotels, airlines and car rental agencies with respect to its travel services for the Company.

  In April 1996, Dr. Goldblatt and the Trusts entered into a Tax Indemnification Agreement with the Company whereby they agreed, among other things, to indemnify the Company for any federal or state income taxes (including interest) incurred by the Company if for any reason the Company is deemed to have been a C corporation during any period for which it reported its taxable income as an S corporation. The Tax Indemnification Agreement also provides for cross-indemnification for any losses or liabilities with respect to certain additional taxes (including interest and, in the case of Dr. Goldblatt and the Trusts, penalties) resulting from the Company's operations during the period in which it reported its taxable income as an S corporation. The Company changed from an S corporation to a C corporation in May 1996 in connection with its initial public offering of Common Stock (the "IPO").

  Stanley J. Lehman, a director of the Company, is a shareholder in the law firm of Klett Rooney Lieber & Schorling, a professional corporation, that serves as the Company's general counsel.

                     RATIFICATION OF SELECTION OF AUDITORS

  The Board has selected Ernst & Young LLP to serve as the Company's auditors for the year ending December 31, 2000. A representative of Ernst & Young LLP will be present at the Annual Meeting and will have the opportunity to make a statement, if such person desires to do so, and to respond to appropriate questions.

Required Vote

  The proposal to ratify the selection of Ernst & Young LLP will be approved by the shareholders if it receives the affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon. Abstentions and broker non-votes are not counted as affirmative or negative votes and are not counted in determining the number of votes cast on the proposal. Accordingly, abstentions and broker non-votes will have no effect on the outcome of voting on the proposal.

  The Board unanimously recommends a vote FOR ratification of the selection of Ernst & Young LLP as independent accountants.

                   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

  The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of the Record Date by (i) each director of the Company, (ii) the Chief Executive Officer of the Company and the Company's other four most highly compensated executive officers for 1999 who were serving as executive officers at the end of the year (the "Named Executive Officers"), (iii) each person or affiliated group of persons known by the Company to be the beneficial owner of more than five percent of the outstanding Common Stock, and (iv) all of the Company's directors and executive officers as a group.

                                                              Percent of
Name and Address of Beneficial Owner     Number of Shares  Shares Outstanding
------------------------------------     ---------------- -------------------
Sidney A. Goldblatt                         11,904,000(1)        76.6%
 4801 East Broadway Blvd.
 Tucson, AZ 85711
Nina M. Dmetruk                              5,028,589(2)        32.3
 4801 East Broadway Blvd.
 Tucson, AZ 85711
Stanley J. Lehman                                2,000              *
Richard W. Barker                               26,000(3)           *
Larry R. Ferguson                               23,000(3)           *
Curtis S. Goldblatt                                 --             --
Charles A. Schliebs                              1,000              *
Mark J. Emkjer                                  55,555(3)           *
Ivan G. Boyd                                    70,729(3)           *
James F. Garliepp                               35,723(4)           *
Bradley L. Goldblatt                         3,272,760(5)        21.0
 4801 East Broadway Blvd.
 Tucson, AZ 85711
Jodi Beth Gottlieb                           1,636,380(6)        10.5
 c/o Any Travel
 1181 North El Dorado Place
 Tucson, AZ 85715
All directors and executive officers as
 a group (10 persons)                       12,237,456(7)        78.7%

--------
*  Less than 1.0%.

(1) Includes an aggregate of 4,909,140 shares held by the BLG Trust, the CSG Trust and the JBG Trust. Dr. Goldblatt is a trustee of the Trusts with shared investment power but no voting power with respect to the shares held by the Trusts.

(2) Consists of the shares held by the BLG Trust, the CSG Trust and the JBG Trust and 119,449 shares that may be acquired through the exercise of presently exerciseable stock options or shares that may be acquired through the exercise of stock options that become exercisable within 60 days of March 17, 2000. Ms. Dmetruk is a trustee of the Trusts with shared investment and voting power with respect to all of such shares.

(3) Consists of shares that may be acquired through the exercise of presently exerciseable stock options or shares that may be acquired through the exercise of stock options that become exerciseable within 60 days of March 17, 2000.

(4) Includes 35,014 shares that may be acquired through the exercise of presently exercisable stock options.

(5)  Consists of the shares held by the BLG Trust and the CSG Trust. Bradley
     L. Goldblatt is a trustee of the Trusts with shared investment and voting power with respect to all of such shares.

(6) Consists of the shares held by the JBG Trust. Ms. Gottlieb is a trustee of the Trust with shared investment and voting power with respect to all of such shares.

(7)  See Notes 1 and 2 above.

                EXECUTIVE COMPENSATION AND RELATED INFORMATION

  The following table shows all compensation paid to each of the Named Executive Officers for all services rendered to the Company and its subsidiaries for each of the last three completed fiscal years:

                          SUMMARY COMPENSATION TABLE

                                                       Long-Term
                                Annual Compensation   Compensation
                               ---------------------- ------------
                                                       Securities
                                                       Underlying    All Other
Name and Principal Position    Year  Salary   Bonus   Options(Shs)  Compensation
---------------------------    ---- -------- -------- ------------  ------------
Sidney A. Goldblatt            1999 $224,911 $110,363        --       $    --
Chief Executive Officer        1998  208,000       --        --            --
                               1997  208,000       --        --            --
Mark J. Emkjer                 1999  240,385  122,600   162,500       108,168(2)
President and Chief Operating  1998       --       --        --            --
Officer (1)                    1997       --       --        --            --
Nina M. Dmetruk                1999  252,991  103,797    21,431         4,331(4)
Executive Vice President--     1998  239,458       --    75,000         1,599(4)
Chief Financial Officer,       1997  227,996       --   126,050(3)      3,998(4)
Secretary and Treasurer
James F. Garliepp              1999  143,571   49,355    15,000         4,317(4)
Executive Vice President--     1998  141,075    1,920        --         3,581(4)
Chief Design Officer (5)       1997  141,075       --    52,521(3)      4,800(4)
Ivan G. Boyd                   1999  317,598   68,412    15,000         2,295(4)
Senior Vice President--        1998  243,700       --        --        78,586(7)
Sales and Marketing (6)        1997    7,692   25,000   100,000            --

--------
(1) Mr. Emkjer was elected to his position as President in February 2000 and Chief Operating Officer in January 1999.

(2) Includes Company contributions to the Profit Sharing Plan and relocation expenses and tax reimbursements paid by the Company.

(3) Consists of shares subject to options repriced from grants made in calendar year 1996. See "--Report on Fiscal Year 1997 Repricing of Options."

(4) Company contributions to the Profit Sharing Plan for the account of the Named Executive Officer.

(5) Mr. Garliepp was elected to his position as Executive Vice President-- Chief Design Officer in March 2000. From September 1991 until March 2000, Mr. Garliepp served as the Company's Executive Vice President--Chief Technology Officer.

(6) Mr. Boyd was elected to his position as Senior Vice President--Sales and Marketing in November 1997.

(7)  Includes relocation expenses and tax reimbursements paid by the Company.

                       Option Grants in Last Fiscal Year

  The following table provides information on options granted to the Named Executive Officers in 1999 under the Company's Incentive Plan:

                                   Individual Grants
                     ---------------------------------------------
                     Number of                                     Potential Realizable Value
                     Securities  Percent of                          At Assumed Annual Rates
                     Underlying Total Options                      of Stock Price Appreciation
                      Options    Granted to   Exercise                 for Option Term(2)
                      Granted     Employees     Price   Expiration ----------------------------
Name                  (Shs)(1)     in 1999    Per Share    Date             5%            10%
----                 ---------- ------------- --------- ---------- ------------- --------------
Sidney A. Goldblatt        --          --%    $      --       --   $          -- $          --
Mark J. Emkjer        125,000       19.54        13.125   1/4/09       1,031,780     2,614,734
                       37,500        5.86      15.71875   7/1/09         370,704       939,436
Nina M. Dmetruk        21,431        3.35      15.71875   7/1/09         211,855       536,882
James F. Garliepp      15,000        2.34       15.5625  9/10/09         146,808       372,039
Ivan G. Boyd           15,000        2.34      11.03125   4/8/09         104,062       263,715

--------
(1) Options granted under the Incentive Plan typically have a ten-year term and vest as specified in the stock option agreements. Options under the plan may be granted as incentive stock options ("ISOs") or nonstatutory stock options ("NSOs"). Options are granted with an exercise price equal to at least the fair market value of the Company's Common Stock on the date of grant. All options heretofore granted are NSOs and have an exercise price equal to the fair market value of the Common Stock on the date of grant.

(2) Potential realizable value is based on the assumption that the market price of the Common Stock appreciates at the annual rates shown (compounded annually) from the date of grant until the end of the ten year option term. Potential realizable value is shown net of exercise price. These numbers are calculated based on the regulations promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price growth.

         AGGREGATED OPTION EXERCISES AND FISCAL YEAR END OPTION VALUES

  The following table sets forth information concerning the value of unexercised options held by each of the Named Executive Officers, as of December 31, 1999. No options were exercised by such persons during 1999.

                        Number of Securities               Value of Unexercised
                       Underlying Unexercised              In-the-Money Options
                     Options at Fiscal Year End             At Fiscal Year End
                     ------------------------------   -------------------------------
Name                 Exercisable     Unexercisable    Exercisable(1) Unexercisable(1)
----                 -------------   --------------   -------------- ----------------
Sidney A. Goldblatt               --               --    $     --        $     --
Mark J. Emkjer                    --          162,500          --          46,875
Nina M. Dmetruk              109,033          113,448     273,974         169,801
James F. Garliepp             35,014           32,507     105,042          52,521
Ivan G. Boyd                  66,667           48,333     375,002         224,529

--------
(1) The last sale price of a share of the Company's Common Stock on December 31, 1999 as reported by the Nasdaq National Market System was $13.50.

                          TEN-YEAR OPTION REPRICINGS

  The following table sets forth information with respect to the repricing of those options held by any executive officer of the Company since May 31, 1996 when the Company became a reporting company pursuant to the Exchange Act.

                                                                                       Length of
                                                                                    Original Option
                               Number of   Market Price of Exercise Price           Term Remaining
                              Options/SARs  Stock at Time    at Time of     New       at Date of
                              Repriced or  of Repricing or  Repricing or  Exercise   Repricing or
Name                    Date   Amended(#)   Amendment($)    Amendment($)  Price($)     Amendment
----                   ------ ------------ --------------- -------------- -------- -----------------
Sidney A. Goldblatt        --        --        $   --         $    --      $   --                 --
Richard A. Wesson (1)  4/3/97   108,718         10.50           16.00       10.50   9 years, 58 days
Nina M. Dmetruk        4/3/97   126,050         10.50           16.00       10.50   9 years, 58 days
Samuel A. Miller (2)   4/3/97     5,000         10.50           16.00       10.50   9 years, 58 days
                       4/3/97    15,000         10.50          15.625       10.50  9 years, 286 days
Joanna S. Broder (3)   4/3/97    20,000         10.50           12.00       10.50  9 years, 348 days
James F. Garliepp      4/3/97    52,521         10.50           16.00       10.50   9 years, 58 days
T. Paul Thomas (4)     4/3/97     7,878         10.50           16.00       10.50   9 years, 58 days
                       4/3/97    12,122         10.50          14.875       10.50  9 years, 219 days

--------
(1) Served as the Company's Engineering Consultant from January 1999 through September 1999. Served as the Company's Chief Operating Officer from August 1994 until December 1998. These Options were exercised during August and September 1999.

(2) Served as the Company's Senior Vice President--Technology through September 1998. These Options were forfeited upon his termination from the Company.

(3) Served as the Company's Senior Vice President--Client Services until June 1999. Of these Options, 6,666 shares were exercised in June 1999 and 13,334 were forfeited upon her termination from the Company.

(4) Served as the Company's Senior Vice President--Marketing through June 1997. These Options were forfeited upon his termination from the Company.

Employment Contracts and Termination of Employment

  Effective May 26, 1996, the Company entered into an employment agreement with Nina M. Dmetruk under which she was to be paid to serve as the Company's Executive Vice President--Chief Financial Officer at a base annual salary of $220,000. Effective February 1, 1999, Ms. Dmetruk's base annual salary was increased to $254,654. The agreement is terminable by either party upon 90 days written notice and by the Company immediately for cause, including any breach by Ms. Dmetruk of her agreement not to compete with the Company. Ms. Dmetruk agreed to devote her full working time to the Company's business, except that during the first six months of her employment she was permitted to devote a reasonable amount of time to winding down her accounting practice, with an appropriate reduction of her base compensation for time devoted to that activity. Ms. Dmetruk is entitled to participate in any discretionary bonuses paid to officers in general. Under the terms of the employment agreement, Ms. Dmetruk received on May 30, 1996 an option under the Incentive Plan to purchase 126,050 shares of Common Stock at the IPO price. On April 3, 1997, this option to purchase 126,050 shares of Common Stock was modified to reduce the exercise price to $10.50. Ms. Dmetruk will be entitled to $1.2 million in severance pay in the event that the employment agreement is terminated: (i) by the Company at any time for other than cause; (ii) by Ms. Dmetruk within 90 days of such time as Sidney A. Goldblatt, Bradley L. Goldblatt, Curtis S. Goldblatt and Jodi Beth Gottlieb, and trusts created for their benefit, cease to own, directly or indirectly, fifty percent or more of the outstanding stock of the Company; or (iii) by Ms. Dmetruk because of a material breach of the agreement by the Company which has not been corrected by the Company within ten days written notice of such breach or because of certain gross negligence, willful misconduct or malfeasance by the Company which is determined to be detrimental to Ms. Dmetruk.

  Effective December 14, 1998, the Company entered into an employment agreement with Mark J. Emkjer under which he is to be paid to serve as Chief Operating Officer of the Company at a base annual salary of $250,000. The agreement is terminable by either party upon 90 days written notice and by the Company immediately for cause, including Mr. Emkjer's breach of his agreement not to compete with the Company. Mr. Emkjer is entitled to participate in any discretionary bonuses paid to officers in general. Under the terms of the employment agreement, Mr. Emkjer received on January 4, 1999 an option under the Incentive Plan to purchase 125,000 shares of Common Stock at $13.125 per share (the fair market value of the Common Stock on the date of grant). Also pursuant to terms of his employment agreement, Mr. Emkjer received on July 1, 1999 an option under the Incentive Plan to purchase 37,500 shares of Common Stock at $15.71875 per share (the fair market value of the Common Stock on the date of grant) and on January 1, 2000, Mr. Emkjer received an option to purchase 113,938 shares of Common Stock at $13.00 per share (the fair market value of the Common Stock on the date of grant). These options were awarded as a result of Mr. Emkjer obtaining certain of his written performance goals in 1999.

Compensation Committee Interlocks and Insider Participation

  Except as contemplated by employment agreements, the compensation of the officers of the Company for the year ended December 31, 1999 was determined by the Compensation Committee, then composed of Dr. Richard W. Barker, Larry R. Ferguson, Peter P. Gombrich and Stanley J. Lehman. Stanley J. Lehman is a shareholder in the law firm of Klett Rooney Lieber & Schorling, the Company's general counsel. See "Election of Directors--Certain Transactions and Business Relationships."

Report of the Compensation Committee on Executive Compensation

  The executive officer compensation programs utilized by the Company include cash compensation paid as salary and discretionary bonuses, stock options granted under the Company's Incentive Plan, and Company contributions to the Profit Sharing Plan for the accounts of executive officers. Executive officers, except those who own more than 5% of the outstanding Common Stock, are also eligible to participate in the Stock Purchase Plan. These programs are designed to attract, retain and reward highly qualified executive officers who are important to the Company's success and to provide incentives relating directly to the financial performance and long-term growth of the Company.

  Except as contemplated by employment agreements, salaries, as well as the number of shares covered by stock options, for the year 1999 were established primarily upon an evaluation of the executive officer's, including the chief executive officer's, position with and contributions to the Company, including individual performance, level of responsibility, technical expertise and length of service; Company performance; and industry compensation levels. No particular weight was given to any single factor.

  Under the Company's discretionary bonus program, annual bonuses may be paid to the eligible officers of the Company only if the Company attains or exceeds a predetermined percentage of its budgeted pre-tax income for the year (after giving effect to the potential bonuses) and takes into account the officer's base salary, the officer's level within the Company and the Company's pre-tax income for the year. The payment of bonuses in any given year is within the discretion of the Compensation Committee, and bonuses determined under the formula are subject to adjustment in individual cases.

  The Compensation Committee of the Board has considered the potential impact of Section 162(m) of the Internal Revenue Code of 1986, as amended, which imposes a limit on tax deductions for annual compensation in excess of $1,000,000 paid to its chief executive officer and its four most highly compensated executive officers in any fiscal year. The Committee does not believe that this limitation will apply in the foreseeable future. The Incentive Plan is structured to qualify options and stock appreciation rights granted thereunder as "performance based" compensation that is excluded from the calculation of the $1,000,000 limitation.

                          The Compensation Committee of the Board of
                          Directors,

                          Richard W. Barker             Larry R. Ferguson
                          Stanley J. Lehman

                         STOCK PRICE PERFORMANCE GRAPH

  The graph below provides an indicator of cumulative total shareholder returns ("Total Return") for the Company as compared with the Center for Research in Security Prices ("CRSP") Total Return Index for The Nasdaq Stock Market (U.S. Companies) and the CRSP Total Return Index for the Nasdaq Computer and Data Processing Services Stocks.

  This graph covers the period May 31, 1996, when Sunquest's Common Stock began trading on the Nasdaq National Market System, through December 31, 1999.


              5/31/96 6/28/96 9/30/96 12/31/96 3/31/97 6/30/97 9/30/97 12/31/97
              ------- ------- ------- -------- ------- ------- ------- --------

 Sunquest     $100.00  $83.92 $103.50  $ 79.72  $54.55 $ 83.92 $ 84.62  $ 54.55

 Nasdaq U.S.  $100.00  $95.49 $ 98.89  $103.78  $98.15 $116.13 $135.79  $127.16

 Nasdaq
  Computer    $100.00  $96.34 $ 98.26  $102.18  $94.84 $121.61 $133.00  $125.52




              3/31/98 6/30/98 9/30/98 12/31/98 3/31/99 6/30/99 9/30/99 12/31/99
              ------- ------- ------- -------- ------- ------- ------- --------

 Sunquest     $ 54.20 $ 51.05 $ 50.35  $ 79.02 $ 65.73 $ 90.21 $ 90.21  $ 75.52

 Nasdaq U.S.  $148.82 $152.91 $138.08  $179.19 $200.44 $219.31 $224.31  $323.73

 Nasdaq
  Computer    $165.79 $183.71 $172.60  $224.10 $269.56 $280.49 $289.73  $473.65

                       PROPOSALS FOR NEXT YEAR'S MEETING

  Shareholder proposals intended to be presented at the 2001 Annual Meeting must be received by the Company by November 30, 2000 to be considered for inclusion in the Company's Proxy Statement and form of proxy for that meeting.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Under Section 16(a) of the Securities Exchange Act of 1934, as amended, the Company's directors, officers, and persons who are directly or indirectly the beneficial owners of more than 10% of the Common Stock of the Company are required to file with the Commission, within specified monthly and annual due dates, a statement of their initial beneficial ownership and all subsequent changes in ownership of common stock. Rules of the Commission require such persons to furnish the Company with copies of all Section 16(a) forms they file. Based solely upon a review of such forms, the Company believes that, during the year ended December 31, 1999, all such persons complied with all applicable filing requirements.

                                     PROXY

                      SUNQUEST INFORMATION SYSTEMS, INC.
                         4801 East Broadway Boulevard
                             Tucson, Arizona 85711

     The undersigned shareholder of Sunquest Information Systems, Inc. (the "Company") hereby appoints Dr. Sidney A. Goldblatt and Nina M. Dmetruk, and each of them, as the attorneys and proxies of the undersigned, with full power of substitution, to represent and to vote, as designated on the reverse side, all the shares of Common Stock, no par value, of the Company which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of the Company, to be held at the Viscount Suite Hotel, 4855 East Broadway Blvd., Tucson, Arizona, on Thursday, May 4, 2000, commencing at 9:00 a.m., local time, and at any adjournment or postponement thereof.



             (Please sign on reverse side and return immediately)

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                           .  FOLD AND DETACH HERE .

1. Election of Directors.

     FOR                WITHHOLD
all nominees            AUTHORITY
listed to the        to vote for all
right (except        nominees listed
as marked to           to the right
the contrary)

    [  ]                   [  ]


(INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list below.)

Dr. Sidney A. Goldblatt       Stanley J. Lehman
Nina M. Dmetruk               Dr. Richard W. Barker
Dr. Curtis S. Goldblatt       Charles A. Schliebs
Larry R. Ferguson

2. Proposal to ratify the selection of Ernst & Young LLP to audit the books and accounts of the Company for the year ending December 31, 2000.

       FOR      AGAINST     ABSTAIN

       [  ]      [  ]        [  ]

3. In their discretion the Proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournment thereof.

THIS PROXY WILL BE VOTED AS SPECIFIED. HOWEVER, IN THE ABSENCE OF DIRECTION TO THE CONTRARY, THE ATTORNEYS NAMED HEREIN INTEND TO VOTE THIS PROXY "FOR" THE ELECTION AS DIRECTORS OF ALL THE NOMINEES LISTED, "FOR" PROPOSAL 2 AND FOR MATTERS WHICH MAY BE PRESENTED AT THE MEETING IN ACCORDANCE WITH
RECOMMENDATIONS OF THE BOARD OF DIRECTORS.

THE UNDERSIGNED ACKNOWLEDGES RECEIPT OF NOTICE OF THE AFORESAID ANNUAL MEETING OF SHAREHOLDERS.

Signature(s)                       Signature(s)                    Date
             ---------------------              ------------------      --------

NOTE: Please sign exactly as name appears hereon. Joint holders should each sign. When signing as attorney, executor, administrator, trustee or guardian, please indicate the capacity in which you are signing. If a corporation or other entity, please sign in full corporate or entity name by authorized person.

                           . FOLD AND DETACH HERE .